Exhibit 99.1

Columbia Sportswear Company Reports Second Quarter and First Half 2022 Financial Results;
Updates Full Year 2022 Financial Outlook

Financial Highlights
•Net sales increased 2 percent (4 percent constant-currency) to a record $578.1 million, compared to second quarter 2021.
•Operating income decreased 75 percent to $8.8 million, or 1.5 percent of net sales, compared to second quarter 2021 operating income of $35.0 million, or 6.2 percent of net sales.
•Diluted earnings per share decreased 82 percent to $0.11, compared to $0.61 in second quarter 2021.
•The Company repurchased $69.6 million of common stock during the second quarter and $286.9 million during the first six months of 2022.

Full Year 2022 Financial Outlook

The following forward-looking statements reflect our expectations as of July 27, 2022 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. Additional disclosures and financial outlook details can be found in the Full Year 2022 Financial Outlook section below and the CFO Commentary and Financial Review presentation.
•Net sales of $3.44 to $3.50 billion (prior $3.63 to $3.69 billion) representing net sales growth of 10 to 12 percent (prior 16 to 18 percent) compared to 2021.
•Operating income of $415 to $449 million (prior $477 to $502 million), representing operating margin of 12.1 to 12.8 percent (prior 13.2 to 13.6 percent).
•Diluted earnings per share of $5.00 to $5.40 (prior $5.70 to $6.00).

PORTLAND, Ore. - July 27, 2022 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a global leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment, today announced second quarter 2022 financial results for the period ended June 30, 2022.

Chairman, President and Chief Executive Officer Tim Boyle commented, "First half net sales increased 12 percent, reflecting the strength of our brand portfolio amidst a rapidly changing and increasingly challenging economic environment. All of our brands contributed to this growth, with SOREL leading the charge, surging 33 percent, fueled by the brand’s bold new summer and year-round styles. During the second quarter, which is our lowest volume sales quarter, performance trends varied greatly by region. Many markets continued to experience meaningful sales growth, while others were impacted by external headwinds and shipment delays. As we head into the important Fall sales season, we are eager to get our innovative product into the marketplace.

“Our confidence in our strategies and ability to unlock tremendous long-term growth opportunities remains intact. However, as 2022 has progressed, it is increasingly clear that the operating environment has become more challenging. Based on growing economic uncertainty we believe it is prudent to take a more conservative approach to our financial outlook for the balance of the year.

“Our profitable growth trajectory and global team of talented employees provide a foundation of strength from which we will continue to invest in our strategic priorities to:

•drive brand awareness and sales growth through increased, focused demand creation investments;
•enhance consumer experience and digital capabilities in all our channels and geographies;
•expand and improve global direct-to-consumer operations with supporting processes and systems; and

•invest in our people and optimize our organization across our portfolio of brands."

CFO's Commentary and Financial Review Presentation Available Online

For a detailed review of the Company's second quarter 2022 financial results, please refer to the CFO Commentary and Financial Review presentation furnished to the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K and published on the Investor Relations section of the Company's website at http://investor.columbia.com/results.cfm at approximately 4:15 p.m. ET today. Analysts and investors are encouraged to review this commentary prior to participating in our conference call.

Second Quarter 2022 Financial Results
(All comparisons are between second quarter 2022 and second quarter 2021, unless otherwise noted.)

Net sales increased 2 percent (4 percent constant-currency) to $578.1 million from $566.4 million for the comparable period in 2021. The increase in net sales primarily reflects growth across the U.S., Canada, Europe-direct, Japan and Korea, partially offset by substantially lower Russia-based distributor and China net sales.

Gross margin contracted 240 basis points to 49.2 percent of net sales from 51.6 percent of net sales for the comparable period in 2021. Gross margin contraction was primarily driven by higher inbound freight costs and lower wholesale margins, partially offset by favorable channel and regional sales mix.

SG&A expenses increased 7 percent to $281.3 million, or 48.7 percent of net sales, from $261.8 million, or 46.2 percent of net sales, for the comparable period in 2021. SG&A expense growth primarily reflects broad-based increases across the enterprise led by personnel expenses, which were driven by incremental headcount as well as wage increases.

Operating income decreased 75 percent to $8.8 million, or 1.5 percent of net sales, compared to operating income of $35.0 million, or 6.2 percent of net sales, for the comparable period in 2021.

Income tax expense of $0.7 million resulted in an effective income tax rate of 8.6 percent, compared to an income tax benefit of $5.4 million, or a negative effective tax rate of 15.3 percent, for the comparable period in 2021.

Net income decreased 82 percent to $7.2 million, or $0.11 per diluted share, compared to net income of $40.7 million, or $0.61 per diluted share, for the comparable period in 2021.

First Half 2022 Financial Results
(All comparisons are between first six months 2022 and first six months 2021, unless otherwise noted.)

Net sales increased 12 percent (14 percent constant-currency) to $1,339.6 million from $1,192.0 million for the comparable period in 2021.

Gross margin contracted 200 basis points to 49.5 percent of net sales from 51.5 percent of net sales for the comparable period in 2021.

SG&A expenses increased 12 percent to $580.3 million, or 43.3 percent of net sales, compared to $516.2 million, or 43.3 percent of net sales, for the same period in 2021.

Operating income decreased 12 percent to $92.4 million, or 6.9 percent of net sales, compared to operating income of $105.5 million, or 8.8 percent of net sales, for the comparable period in 2021.

Income tax expense of $17.9 million resulted in an effective income tax rate of 19.5 percent, compared to a $9.2 million expense, or an effective tax rate of 8.7 percent, for the comparable period in 2021.

Net income decreased 23 percent to $74.0 million, or $1.16 per diluted share, compared to net income of $96.6 million, or $1.44 per diluted share, for the comparable period in 2021.

Balance Sheet as of June 30, 2022

Cash, cash equivalents and short-term investments totaled $414.2 million, compared to $820.9 million as of June 30, 2021.

The Company had no borrowings as of June 30, 2022 or 2021.

Inventories increased 42 percent to $962.9 million, compared to $676.0 million as of June 30, 2021. Inventory growth reflects increased inventory purchases in anticipation of sales growth for our Spring and Fall 2022 merchandise, lower than normal inventory levels at the same time last year, and lower than initially expected year-to-date net sales due to a combination of factors including substantially lower Russia-based distributor shipments, the impact of zero-COVID restrictions in China and softer than expected net sales in the U.S. Increased Fall '22 in-transit inventory was also a meaningful contributor to increased inventory. With anticipated higher inventory levels, we are adjusting future inventory purchases and planning to more heavily utilize our outlet stores to sell excess merchandise.

Cash Flow for the Six Months Ended June 30, 2022

Net cash used in operating activities was $112.7 million, compared to net cash provided by operating activities of $117.2 million for the same period in 2021.

Capital expenditures totaled $29.0 million, compared to $12.4 million for the same period in 2021.

Share Repurchases for the Six Months Ended June 30, 2022

The Company repurchased 3,235,327 shares of common stock for an aggregate of $286.9 million, or an average price per share of $88.69.

At June 30, 2022, $529.4 million remained available under our stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Quarterly Cash Dividend

The Board of Directors approved a regular quarterly cash dividend of $0.30 per share, payable on August 31, 2022 to shareholders of record on August 17, 2022.

Full Year 2022 Financial Outlook

(Additional financial outlook details can be found in the CFO Commentary and Financial Review presentation.)

The Company's 2022 Financial Outlook, including the Second Half 2022 Financial Commentary, is forward-looking in nature, and the following forward-looking statements reflect our expectations as of July 27, 2022 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. These risks and uncertainties limit our ability to accurately forecast results. This outlook reflects our estimates as of July 27, 2022 regarding the impact of the COVID-19 pandemic on our operations; economic conditions, including inflationary pressures; supply chain disruptions, constraints and expenses; labor shortages; changes in consumer behavior and confidence; as well as geopolitical tensions. This outlook and commentary assume recent deterioration in market conditions and the economic environment, particularly in the U.S., which continue to exert pressure, unfavorably impacting the retail industry and our business. Projections are predicated on normal seasonal weather globally.

Net sales are expected to increase 10 to 12 percent (prior 16 to 18 percent) to $3.44 to $3.50 billion (prior $3.63 to $3.69 billion) from $3.13 billion in 2021.

Gross margin is expected to contract 210 to 180 basis points (prior approximately 130 bps contraction) to 49.5 to 49.8 percent (prior approximately 50.3 percent) of net sales from 51.6 percent of net sales in 2021.

SG&A expenses are expected to increase roughly in line with net sales growth. SG&A expense as a percent of net sales is expected to be 37.6 to 38.0 percent (prior 37.3 to 37.7 percent), compared to SG&A expenses as a percent of net sales of 37.8 percent in 2021. Demand creation as a percent of net sales is anticipated to be 6.0 percent in 2022, compared to 5.9 percent in 2021.

Operating income is expected to be $415 to $449 million (prior $477 to $502 million), resulting in operating margin of 12.1 to 12.8 percent (prior 13.2 to 13.6 percent), compared to operating margin of 14.4 percent in 2021.

Effective income tax rate is expected to be approximately 24.0 to 24.5 percent (unchanged). The effective income tax rate may be affected by unanticipated impacts from changes in international, federal or state tax policies, changes in the Company's geographic mix of pre-tax income and other discrete events, as well as differences from our estimate of the tax benefits associated with employee equity awards and our estimate of the tax impact of various tax initiatives.

Net income is expected to be $315 to $340 million (prior $363 to $382 million), resulting in diluted earnings per share of $5.00 to $5.40 (prior $5.70 to $6.00). This diluted earnings per share range is based on estimated weighted average diluted shares outstanding of 63.0 million (prior 63.6 million).

Foreign Currency

•Foreign currency translation is anticipated to reduce 2022 net sales growth by approximately 300 basis points.
•Foreign currency is expected to have a $0.15 to $0.20 negative impact on earnings due to unfavorable foreign currency translation impacts, anticipated to be partially offset by favorable foreign currency transactional effects from hedging of production.

Balance Sheet and Cash Flows

Operating cash flow is expected to be approximately $150 million.

Capital expenditures are planned to be between $80 to $100 million.

Second Half 2022 Financial Commentary

•Net sales are expected to increase 9 to 12 percent, compared to second half 2021.
•Gross margin is anticipated to contract 220 to 170 basis points compared to second half 2021.
•SG&A expenses are anticipated to increase roughly in line with net sales growth, resulting in flat to modest SG&A leverage.
•Diluted earnings per share is expected to be $3.85 to $4.25 compared to second half 2021 diluted EPS of $3.91.

Conference Call

The Company will hold its second quarter 2022 conference call at 5:00 p.m. ET today. Dial (888) 506-0062 to participate. The call will also be webcast live on the Investor Relations section of the Company's website at http://investor.columbia.com.

Third Quarter 2022 Reporting Date

Columbia Sportswear Company plans to report third quarter 2022 financial results on Thursday, October 27, 2022 at approximately 4:00 p.m. ET.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about the Company's ability to realize growth opportunities, full year 2022 net sales, gross margin, SG&A expenses, demand creation spend, operating income, effective income tax rate, net income, diluted earnings per share, weighted average diluted shares outstanding, foreign currency translation, cash flows, and capital expenditures, and second half 2022 net sales, gross margin, SG&A expenses and diluted earnings per share. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to the impact of the COVID-19 pandemic on our operations; economic conditions, including inflationary pressures; supply chain disruptions, constraints and expenses; labor shortages; changes in consumer behavior and confidence; as well as geopolitical tensions. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions and is a global leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment. Founded in 1938 in Portland, Oregon, the Company's brands are sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Wear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Vice President of Investor Relations and Strategic Planning
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	June 30, 2022	June 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$413,110	$819,806
Short-term investments	1,108	1,138
Accounts receivable, net	296,636	279,763
Inventories, net	962,875	676,009
Prepaid expenses and other current assets	121,404	102,003
Total current assets	1,795,133	1,878,719
Property, plant and equipment, net	288,199	297,237
Operating lease right-of-use assets	325,871	350,798
Intangible assets, net	101,083	102,733
Goodwill	68,594	68,594
Deferred income taxes	81,263	97,746
Other non-current assets	66,645	67,472
Total assets	$2,726,788	$2,863,299
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$312,353	$267,677
Accrued liabilities	239,181	227,209
Operating lease liabilities	65,668	71,149
Income taxes payable	1,242	1,565
Total current liabilities	618,444	567,600
Non-current operating lease liabilities	312,043	344,216
Income taxes payable	32,504	48,805
Deferred income taxes	—	151
Other long-term liabilities	32,080	40,870
Total liabilities	995,071	1,001,642
Total shareholders' equity	1,731,717	1,861,657
Total liabilities and shareholders' equity	$2,726,788	$2,863,299

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2022	2021	2022	2021
Net sales	$578,063	$566,370	$1,339,573	$1,191,976
Cost of sales	293,903	273,853	676,966	578,057
Gross profit	284,160	292,517	662,607	613,919
Gross margin	49.2%	51.6%	49.5%	51.5%

Selling, general and administrative expenses	281,258	261,766	580,344	516,155
Net licensing income	5,871	4,244	10,176	7,711
Operating income	8,773	34,995	92,439	105,475
Interest income, net	499	598	894	876
Other non-operating expense, net	(1,435)	(294)	(1,391)	(598)
Income before income tax	7,837	35,299	91,942	105,753
Income tax benefit (expense)	(674)	5,385	(17,942)	(9,169)
Net income	$7,163	$40,684	$74,000	$96,584

Earnings per share:
Basic	$0.11	$0.61	$1.17	$1.46
Diluted	$0.11	$0.61	$1.16	$1.44
Weighted average shares outstanding:
Basic	62,554	66,327	63,409	66,345
Diluted	62,695	66,787	63,654	66,858

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2022	2021
Cash flows from operating activities:
Net income	$74,000	$96,584
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and non-cash lease expense	58,537	60,962
Provision for uncollectible accounts receivable	(4,047)	(9,757)
Loss on disposal or impairment of investments, property, plant and equipment, and right-of-use assets	2,418	201
Deferred income taxes	3,750	(9,667)
Stock-based compensation	10,636	9,823
Changes in operating assets and liabilities:
Accounts receivable	186,364	180,456
Inventories, net	(332,225)	(123,737)
Prepaid expenses and other current assets	(23,226)	(48,160)
Other assets	3,018	(337)
Accounts payable	35,754	59,085
Accrued liabilities	(67,199)	(30,130)
Income taxes payable	(23,807)	(22,652)
Operating lease assets and liabilities	(34,478)	(47,436)
Other liabilities	(2,163)	1,927
Net cash provided by (used in) operating activities	(112,668)	117,162
Cash flows from investing activities:
Purchases of short-term investments	(44,877)	—
Sales and maturities of short-term investments	175,725	1,184
Capital expenditures	(28,983)	(12,387)
Net cash provided by (used in) investing activities	101,865	(11,203)
Cash flows from financing activities:
Proceeds from credit facilities	—	19,888
Repayments on credit facilities	—	(19,683)
Proceeds from issuance of common stock related to stock-based compensation	4,076	20,287
Tax payments related to stock-based compensation	(4,024)	(5,440)
Repurchase of common stock	(287,443)	(54,500)
Cash dividends paid	(37,926)	(34,540)
Net cash used in financing activities	(325,317)	(73,988)
Net effect of exchange rate changes on cash	(14,174)	(2,890)
Net increase (decrease) in cash and cash equivalents	(350,294)	29,081
Cash and cash equivalents, beginning of period	763,404	790,725
Cash and cash equivalents, end of period	$413,110	$819,806
Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$47,846	$81,497
Supplemental disclosures of non-cash investing and financing activities:
Property, plant and equipment acquired through increase in liabilities	$5,334	$4,268

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended June 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2022	Translation	2022(1)	2021	% Change	% Change(1)
Geographical Net Sales:
United States	$412.5	$—	$412.5	$379.1	9%	9%
Latin America and Asia Pacific	72.8	7.1	79.9	78.0	(7)%	2%
Europe, Middle East and Africa	57.6	4.1	61.7	88.5	(35)%	(30)%
Canada	35.2	0.9	36.1	20.8	69%	74%
Total	$578.1	$12.1	$590.2	$566.4	2%	4%

Brand Net Sales:
Columbia	$485.9	$11.6	$497.5	$484.3	—%	3%
SOREL	28.7	0.3	29.0	23.1	24%	26%
prAna	40.7	—	40.7	39.7	3%	3%
Mountain Hardwear	22.8	0.2	23.0	19.3	18%	19%
Total	$578.1	$12.1	$590.2	$566.4	2%	4%

Product Category Net Sales:
Apparel, Accessories and Equipment	$468.4	$8.3	$476.7	$453.1	3%	5%
Footwear	109.7	3.8	113.5	113.3	(3)%	—%
Total	$578.1	$12.1	$590.2	$566.4	2%	4%

Channel Net Sales:
Wholesale	$299.9	$5.6	$305.5	$302.3	(1)%	1%
DTC	278.2	6.5	284.7	264.1	5%	8%
Total	$578.1	$12.1	$590.2	$566.4	2%	4%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Six Months Ended June 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2022	Translation	2022(1)	2021	% Change	% Change(1)
Geographical Net Sales:
United States	$914.4	$—	$914.4	$787.7	16%	16%
Latin America and Asia Pacific	194.5	12.6	207.1	190.0	2%	9%
Europe, Middle East and Africa	152.3	9.8	162.1	159.3	(4)%	2%
Canada	78.4	1.0	79.4	55.0	43%	44%
Total	$1,339.6	$23.4	$1,363.0	$1,192.0	12%	14%

Brand Net Sales:
Columbia	$1,129.7	$22.3	$1,152.0	$1,011.7	12%	14%
SOREL	92.3	0.7	93.0	69.4	33%	34%
prAna	73.4	—	73.4	71.2	3%	3%
Mountain Hardwear	44.2	0.4	44.6	39.7	11%	12%
Total	$1,339.6	$23.4	$1,363.0	$1,192.0	12%	14%

Product Category Net Sales:
Apparel, Accessories and Equipment	$1,034.3	$16.0	$1,050.3	$922.0	12%	14%
Footwear	305.3	7.4	312.7	270.0	13%	16%
Total	$1,339.6	$23.4	$1,363.0	$1,192.0	12%	14%

Channel Net Sales:
Wholesale	$708.1	$11.4	$719.5	$637.7	11%	13%
DTC	631.5	12.0	643.5	554.3	14%	16%
Total	$1,339.6	$23.4	$1,363.0	$1,192.0	12%	14%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.